UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2013

Life Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5791 Van Allen Way, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 603-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a) On August 21, 2013, Life Technologies Corporation (the “Company”) held its Special Meeting of Stockholders (the “Special Meeting”). The Company filed its Definitive Proxy Statement for the proposals voted upon at the Special Meeting with the Securities and Exchange Commission on July 22, 2013.

(b) As of July 18, 2013, the record date for the Special Meeting, 172,659,776 shares of the Company’s common stock were issued and outstanding. A quorum of 127,305,738 shares of common stock were present or represented at the Special Meeting. The number of votes cast for, against or withheld, as well as abstentions and broker non-votes, if applicable, with respect to each proposal is set out below:

1. Proposal to adopt the Agreement and Plan of Merger, dated as of April 14, 2013 (the “Merger Agreement”), by and among the Company, Thermo Fisher Scientific Inc., and Polpis Merger Sub Co. The proposal to adopt the Merger Agreement received the affirmative vote of approximately 73% of the outstanding shares of common stock entitled to vote at the Special Meeting.

For	Against	Abstain	Broker Non-Votes
125,654,014	225,981	1,400,366	25,377

2. Non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger. The non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers received the affirmative vote of approximately 67% of the votes cast.

For	Against	Abstain	Broker Non-Votes
85,686,478	37,233,837	4,360,047	25,376

Because there were sufficient votes from the Company’s stockholders to adopt the Merger Agreement, the vote on the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies was not called.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Life Technologies Corporation, dated August 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)

By:	/s/ John A. Cottingham
Chief Legal Officer

Date: August 21, 2013